Exhibit 10.6

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Exclusive License and Collaboration Agreement (“Agreement”) is made and entered into this 3rd day of March, 2010 (the “Effective Date”), by and between Mears Technologies, Inc., a Delaware corporation with its principal offices at 1100 Winter Street, Suite 4700, Waltham, MA 02451 (“Licensor”) and K2 Energy Limited, a corporation with its principal offices at Level 2, 27 Macquarie Place, Sydney NSW 2000, Australia (“Licensee”).

WHEREAS, Licensor has developed and/or otherwise possesses rights to certain technology related to the manufacture of semiconductors and, in particular, photovoltaic platforms and devices, and

WHEREAS, the parties wish to collaborate with respect to development of such technology and commercialization thereof, and

WHEREAS, in furtherance of such collaboration, Licensee desires to license such technology and Licensor is willing to grant to Licensee an exclusive license for such purposes on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.            DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1           “Change of Control” means (a) a merger, acquisition, sale of voting control, or other business combination of the Licensee by way of takeover offer, scheme of arrangement or shareholder approval all in accordance with the Australian Corporations Law, or (b) an issuance of shares and/or equity securities convertible into shares by the Licensee to a customer(s) or prospective customer(s) of the Licensee or its related group companies which in number would amount to 50% or more of the total Issued voting shares outstanding, or (c) the sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Licensee.

1.2           “Commercialization Plan” means the plan set forth in Schedule B of this Agreement.

1.3           “Field of Use” means the manufacture and use of photovoltaic devices, and all solar energy applications.

1.4           “Know-How” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by Licensor as of the Effective Date and reasonably necessary to commercially exploit the Mears’ photovoltaic and solar energy technologies (including all applications within the Field of Use) or generated pursuant to the R&D Activities (as defined below), and including all non-patent intellectual property rights in relation to such items.

1.5           “Licensed Process” means any process that would, but for the licenses granted to Licensee hereby, either (i) infringe a Valid Claim of the Patent Rights or (ii) utilize any Know-How, in either case, in the country in which any such process is practiced.

1.6           “Licensed Product” means (a) any product the making, using, selling, offering for sale, importing or exporting of which by Licensee would, but for the licenses granted to Licensee hereby, either (i) infringe a Valid Claim of the Patent Rights or (ii) utilize any Know-How, in either case, in the country in which any such product is so made, used, sold, offered for sale, imported or exported, or (b) any product that is manufactured using a Licensed Process or that, when used, practices a Licensed Process.

1.7           “Licensed Technology” means Licensed Products and Licensed Processes.

1.8           “Net Revenues” means the gross amount invoiced and received by Licensee on sales of Licensed Products, derived from the sale of products manufactured or supplied using the practice of Licensed Processes, or derived from the sublicense of the Patent Rights, less: (a) value added, sales or similar taxes forming part of such invoiced amounts; (b) rebates, discounts and returns; and (c) all accrued and not previously deducted costs and expenditures (whether internal or external) incurred by Licensee in connection with and properly attributable to its commercialization or exploitation in whatever form of the Licensed Technology including, but not limited to, all costs and expenditure attributable to the Commercialization Plan and all other direct and indirect costs and expenditures incurred by the Licensee in connection with and properly attributable to the research and development, manufacture, promotion, marketing, supply and protection of the Licensed Technology or the sublicensing of any such rights.

1.9           “Party” means Licensor or Licensee; “Parties” means Licensor and Licensee.

1.10         “Patent Rights” means all United States and foreign (non-United States) issued patents and pending patent applications owned or controlled by Licensor as of the Effective Date or generated pursuant to the R&D Activities (as defined below), including all United States and foreign patents issuing there from or claiming priority thereto, in whole or in part, and all continuations, continuations-in-part, re-examinations, divisions, reissues, extensions and renewals of any of the foregoing including, without limitation, the patents and patent applications listed in Schedule C.

1.11         “Valid Claim” means a claim of either (a) an issued and unexpired patent included within the Patent Rights which has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending patent application within the Patent Rights which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application;

2.            LICENSE

2.1           Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive, revenue-bearing license under Licensor’s rights in the Patent Rights and the Know-How to (a) make, use, sell, offer for sale, import and export Licensed Products that are within the Field of Use, and (b) and to practice Licensed Processes in the Field of Use.

2.2           Rights to Sublicense. The Licensor also grants to the Licensee, so long as it retains exclusive rights under this License Agreement, the right to issue sublicenses where the Licensor may lawfully grant such licenses. Sublicense rights shall be granted only to those third parties (each a “Sublicensee”) that can reasonably demonstrate a strong capability and specific plans for the effective development and marketing of the Licensed Products or Licensed Processes. Any grant of sublicense hereunder shall require the prior written consent of Licensor such consent not to be withheld unreasonably. All sublicense agreements shall have a specific clause to prevent further sublicensing by Sublicensees.

3.            COOPERATION BETWEEN THE PARTIES

3.1           Commercialization and Development Program. The foregoing licenses are granted in furtherance of the Commercialization Plan and cooperation between the parties as set forth therein.

3.2           Responsibilities of Licensee. Licensee will fund research and development, to be performed by or under the direction of Licensor, of the Licensed Technology in the Field of Use (“R&D Activities”) pursuant to the Commercialization Plan. Such funding shall total no less than $1.0 million in each of calendar years 2010, 2011, 2012, 2013 and 2014. Furthermore, Licensee shall use commercially reasonable efforts, or shall cause its Sublicensees to use commercially reasonable efforts, to make Licensed Products or Licensed Processes and to introduce Licensed Products or Licensed Processes into the commercial market pursuant to the Commercialization Plan. Failure of Licensee to perform its obligations under the Commercialization Plan shall constitute a material breach of this Agreement.

3.3           Responsibilities of Licensor. Licensor shall make reasonable commercial efforts to pursue the R&D Activities using the funding provided by Licensee, R&D Activities shall include the pursuit of Patent Rights. Licensor shall provide a team dedicated to the R&D Activities as set forth in the Commercialization Plan.

3.4           Ownership. All technology (including Know-How) and Patent Rights resulting from R&D Activities shall belong to Licensor, but shall be subject to the license grant set forth above.

3.5           Patent Prosecution. Licensor shall be solely responsible for prosecuting the patents and applications included in the Patent Rights in the United States and outside the United States (and any costs associated therewith). Licensor shall keep Licensee reasonably informed of all prosecution activities, and shall not abandon any patent or application included in the Patent Rights without notifying Licensee in advance and giving Licensee the right to take over the prosecution and/or maintenance, at its own expense, of any such patent or patent application and, in such instance, Licensor will provide Licensee with reasonable cooperation and assistance at Licensee’s expense.

4.            CONSIDERATION

4.1           Investment. Licensee agrees to invest $1.0 million in a convertible promissory note issued by Licensor within one (1) week of the Effective Date pursuant to the terms and conditions set forth in Schedule A of this Agreement.

4.2           License Fee. Licensee agrees to pay to Licensor an earned License Fee equal to fifty percent (50%) of the Net Revenues from Licensed Products and Licensed Processes.

4.3           Reports and Payments. Licensee shall deliver to Licensor within thirty (30) days after the end of each calendar quarter a written report showing its computation of License Fees due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Licensee shall tender payment of all amounts shown to be due thereon. The License Fee payments due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Citibank foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Agreement shall be paid to Licensor in United States dollars (U.S. $) by wire transfer to an account in a United States bank designated by Licensor, or in such other form and/or manner as Licensor may reasonably request.

4.4           Late Payments. Overdue payments due to Licensor hereunder shall be subject to a late payment charge, calculated and compounded monthly, and calculated at an annual rate of four percent (4.0%) over the lowest prime rate available in New York City, as published in The Wall Street Journal on the first Monday (or the next bank business day) following the payment due date, If the amount of such late payment charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum amount.

4.5           Records. Licensee shall keep full, clear and accurate records with respect to all Licensed Products and Licensed Processes manufactured, performed, sold, offered for sale, imported and/or used and shall finish any information that Licensor may reasonably request from time to time to enable Licensor to ascertain the proper License Fees due hereunder. Licensee shall retain such records with respect to each Licensed Product and/or Licensed Process for at least five (5) years from the sale of such Licensed Product or the practice of such Licensed Process. Licensor shall have the right through its auditors to make examinations, during normal business hours, of all records and accounts bearing upon the amounts of License Fees payable to it under this Agreement. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by any such examination, If the examination discloses an underpayment by Licensee of five (5%) percent or more due Licensor, then Licensee shall pay the costs of such examination, in addition to such License Fees and applicable late payment charges.

4.6           Taxes. If any laws, rules or regulations require the withholding of amounts of income or other taxes or other amounts from payments made by a Party to the other under this agreement, the Party making the payment will: (a) make such withholding payments as required and subtract such amounts from the payments due to the other Party; (b) submit proof of payment of the withholding rates to the other Party at the time of making payment of the balance to Party; and (c) use reasonable endeavours to minimise the extent of any withholding taxes imposed under the provisions of current or future double taxation treaties or agreements between foreign countries and the parties will cooperate with each other in that respect, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim any available benefits.

5.            FURTHER OBLIGATIONS

5.1           Chief Executive Officer. Licensee shall commission a world-wide search for a suitable Chief Executive Officer (CEO), the appointment of the CEO and any successor CEO subject to the approval of Licensor (not to be withheld unreasonably).

5.2           Board of Directors. Subject to the requirements of any applicable legislation or stock exchange rules, Licensor shall have the right to appoint one (1) member of Licensee’s board of directors and one (1) observer of Licensee’s board of directors. This right subsists for the Term of this Agreement or until such time as either Party is sold to a third party.

5.3           Revenue Conversion. The Parties shall mutually agree to a mechanism for the conversion of some or all of the Net Revenues into equity securities of Licensee, such conversion to be performed entirely at the discretion of Licensor, subject to the shareholder approval of Licensee and any other applicable regulatory approvals required at the time of the proposed revenue conversion.

6.            TERM AND TERMINATION

6.1           Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement.

6.2           Termination. Either Party may terminate this Agreement (a) if the other Party materially breaches or defaults in the performance of any of the provisions of this Agreement; (b) if there is a material inaccuracy in any representation or warranty contained herein, and such breach or inaccuracy is not cured within ninety (90) days after written notice thereof to the Party in default; (c) at any time if the other Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary bankruptcy shall be initiated by or on behalf of such Party, or if a receiver or similar officer is appointed to take charge of all or part of such Party’s assets; or (d) at any time if proceedings in involuntary bankruptcy shall be initiated against the other Party and such proceedings are not terminated within ninety (90) days after their initiation.

6.3           Return of Confidential Information. Upon termination of this Agreement, Licensee shall immediately cease use of the Licensed Technology and promptly return to Licensor all written materials relating thereto, and all copies thereof.

7.            WARRANTIES AND COVENANTS. Licensor hereby represents and warrants to Licensee: (a) Licensor is the sole owner of the Patent Rights existing as of the Effective Date and has full power to grant the rights, licenses and privileges granted herein and can perform its obligations as set forth in this Agreement without violating the terms of any agreement that Licensor has with any third party; (b) Licensor has not assigned any of the Patent Rights to any third party; and (c) Licensor shall not grant any licenses, other than the license granted hereunder, under the Patent Rights to use Licensed Products and to practice Licensed Processes in the Field of Use anywhere in the world.

8.            INDEMNIFICATION. Licensor shall indemnify, defend and hold harmless Licensee from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out a material breach by Licensor of its representations and warranties (“Indemnification Claims”), provided that (a) Licensor is notified promptly of any Indemnification Claims, (b) Licensor has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (c) all indemnified parties cooperate to the extent necessary in the defense of any Indemnification Claims.

9.            LIMITATION OF LIABILITY. EXCEPT FOR ANY INDEMNIFICATION REQUIRED HEREUNDER, IN NO OTHER EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.          CONFIDENTIAL INFORMATION

10.1         Definition of Confidential Information. As used herein, the term “Confidential Information” means proprietary technology, product and marketing information, including but not limited to trade secrets, processes, computer programs (whether in source or object code form), formulae, data (such as scientific, sales or technical data), testing and evaluation results, information, designs, processes, procedures, know-how, improvements, inventions, techniques, designs, developments, discoveries, marketing plans, strategies, forecasts, customer and supplier lists, and compilations of such information disclosed by a Party to the other Party hereunder, and that should reasonably have been understood by the other Party because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Party, an Affiliate of the Party or to a third party. The term “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party. Confidential Information does not include information that is; (i) known to the Party before receipt from the other Party without obligations of confidentiality or restrictions on disclosure, as shown by written records in the Party’s possession at the time of disclosure; (ii) generally available to the public (or becomes so) without the fault or negligence of the Party; (iii) received by the Party from a source other than the other Party without breach of an obligation of confidentiality owed to the other Party; or (iv) independently developed by the Party without any use of the other Patty’s Confidential Information, as demonstrated by the Party’s written records.

10.2         Restrictions on Disclosure and Use of Confidential Information. Each Party may use the Confidential Information of the other Party solely in furtherance of this Agreement and will not disclose such Confidential Information to any third party. A Party may disclose the Confidential Information within its business only to those having a need to know in connection with this Agreement and who are bound hereby. Licensee shall not reverse engineer, disassemble or decompile any products, prototypes, software or other tangible objects that embody Confidential Information. Each Party will use the same degree of care in safeguarding the Confidential Information as it uses for its own confidential information of like importance, but no less than reasonable care. Upon discovery of any disclosure or misuse of Confidential Information, a Party must promptly notify the other Party and act to prevent any further disclosure or misuse. For the purposes of this clause, ‘Confidential Information’ includes the Know-How (whether or not disclosed by a Party to the other Party) which each Party agrees to treat as Confidential Information of the other Party.

11.          MISCELLANEOUS

11.1         Force Majeure. In the event that either Party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the Party invoking this provision, the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

11.2         Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement by the other Party shall not be construed as a waiver of any, subsequent breach of the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

11.3         Relationship of Parties. Nothing herein shall create or be deemed to create any relationship of agency or partnership between Licensor and Licensee.

11.4         Notices. Any notice or other communication in connection with this Agreement shall be furnished in writing and shall be (a) personally delivered; (b) sent by registered or certified mail, postage prepaid; (e) facsimile transmission; or (d) sent by commercial overnight courier service to the addressee at the address listed on the first page of this Agreement or such other address as the addressee shall have specified in a notice actually received by the addressor. Notices shall be effective upon receipt.

11.5         Assignment. Neither this Agreement nor any rights granted hereunder may be sold, assigned, transferred, pledged, mortgaged, leased or otherwise encumbered or disposed of in whole or in part by Licensee without the express prior written consent of Licensor. A Change of Control shall be deemed to be an assignment for purpose hereof. Subject to the express limitations set forth herein, this Agreement shall be binding upon and inure to the benefit of Licensor and Licensee and their respective successors and permitted assigns.

11.6         Entire Agreement. This Agreement and the Exhibits hereto contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective authorized officers.

11.7         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts excluding its conflicts of laws provisions. The Parties hereby agree on behalf of themselves and any person claiming by or through them that the sole Jurisdiction and venue for any litigation arising from or relating to this Agreement is an appropriate federal or state court located in Boston, Massachusetts.

11.8         Heading. The headings contained in this Agreement are for convenience and ease of reference only and shall not be considered in construing this Agreement.

11.9         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Instrument.

11.10       Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

11.11       Costs, Expenses and Attorneys’ Fees. If either Party commences any action or proceeding against the other Party to enforce or interpret this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party the actual costs, expenses and reasonable attorneys’ fees (including all related costs and expenses), incurred by such prevailing Party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

11.12       Compliance with Export Laws. Licensee shall comply with all applicable export restrictions in connection with the sale of Licensed Products or the practice of Licensed Processes.

11.13       Currency. All amounts stated in this agreement are United States Dollars.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed under seal in their names by their properly and duly authorized officers or representatives as of the date set forth above.

“Licensor”		“Licensee”

MEARS TECHNOLOGIES, INC.		K2 ENERGY LIMITED

By:	Robert J. Mears	By:	Sam Gazal

Title:	CEO & President	Title:	Chairman

SCHEDULE A

Term Sheet

MEARS TECHNOLOGIES, INC. (the “Company”)

2009 / 2010 Convertible Bridge Financing

Proposed Aggregate Borrowing:	$5,000,000 in one or more closings, provided that the Board of Directors may choose to increase or decrease the size of the offering in its sole discretion.

Initial Closing:	On or about _________________________.

Interest Rate:	8% per year, simple interest.

Due Date of Note(s):	24 months from the date of the Initial Closing.

Terms:	Prior to the Due Date each noteholder may elect at any time to convert all principal and interest outstanding into shares of Series D Convertible Preferred Stock of the Company at the Series D price of $12.50 per share (it being noted that each share of the Corporation’s Series D Preferred Stock is currently convertible into approximately 1.204238921 shares of Common Stock and, as such, the Series D Notional Price under the Company’s certificate of incorporation is now $10.38.)

Upon the closing of a Qualified Financing (as defined below), all principal and interest outstanding will automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the Qualified Financing (the “Qualified Financing Stock”) at a price per share equal to 80% of the price per share paid by other investors in the Qualified Financing.

A “Qualified Financing” shall be a sale of convertible preferred stock of the Company of at least $1,000,000, including proceeds from any indebtedness of the Company that converts into equity in such financing (excluding indebtedness under the notes described herein).

Sale of Company:	In the event that the Company is sold to a third party prior to the completion of the Qualified Financing, upon the closing of such sale, all notes then outstanding shall be cancelled and each noteholder will be paid in cash an amount equal to one and one-half times (1.5X) the principal amount of such noteholder’s note plus the accrued interest on the principal amount.

Notification by the Company:	No later than 10 business days prior to the closing of a Qualified Financing or a Company Sale (“Event”), as the case may be, the Company will provide notice in writing to noteholders of the Event.

SCHEDULE B

Commercialization and Development Plan

1.          OVERVIEW. The Parties agree to perform the activities set forth in this Plan in order to bring the Licensed Technology to market. Capitalized terms used in this schedule shall have the meanings ascribed to them in this Agreement.

2.          PROJECT MANAGER. Licensor shall appoint, subject to the approval of Licensee (which approval shall not be unreasonably withheld or delayed), a project manager to direct implementation of this Plan and to oversee research and development efforts pursuant to this Agreement.

3.          DILIGENCE. Licensee shall use commercially reasonable efforts, or shall cause its Sublicensees to use commercially reasonable efforts, to develop Licensed Products or Licensed Processes and to introduce Licensed Products or Licensed Processes into the commercial market as set forth below, Licensor shall make reasonable commercial efforts to pursue the R&D Activities using the funding provided by Licensee, including to achieve the agreed research milestones, and shall provide a team dedicated to the R&D Activities as provided below.

4.          R&D FUNDING. Licensee funding of Licensor’s R&D Activities shall total no less than $1.0 million in each of calendar years 2010, 2011, 2012, 2013 and 2014.

5.          BUDGETING, INVOICING AND PAYMENT. Within ten (10) business days of the Effective Date and then before each anniversary of that date Licensor and Licensee shall agree a budget and research milestones for 2010 and subsequently, for each following calendar year. Licensor shall invoice Licensee on a monthly basis in respect of all expenditures relating to R&D Activities and, to the extent those expenditures relate to third party service and/or product providers, Licensor will supply Licensee with copies of the relevant third party’s invoices. All invoices submitted by Licensor to Licensee shall be paid by Licensee within five (5) business days of the date of invoice.

6.          STAFF AND RESOURCE ALLOCATION. The Project Manager shall have authority to supervise and maintain staff to carry out the R&D Activities, subject to the availability of funding, Licensor’s oversight, and the Project Manager’s reasonable business and technical judgment.

7.          REPORTING. The Project Manager shall furnish a report to the parties on no less than a quarterly basis, detailing the R&D Activities undertaken during the previous quarterly period and plans for the succeeding quarterly period, as well as a funding request setting forth the proposed use of Licensee’s minimum funding obligation for the applicable year as well as any proposal for additional (but optional) Licensor funding and the objectives to be pursued therewith.

8.          SALES SCHEDULE. Licensee commits to the following schedule of minimum annual sales of Licensed Products and/or Licensed Processes:

2010: (No Minimum)

2011: (No Minimum)

2012: (No Minimum)

2013: $5.0 million

2014: $10.0 million

2015 and each year following: $15.0 million

Licensee and Licensor mutually agree that:

(i)	Licensor will, by mutual agreement between the Parties, make available engineering, technical and business development personnel to assist Licensee achieve the schedule of minimum sales, the reasonable cost of which shall be reimbursed to Licensor by Licensee; and

(ii)	In the event Licensee fails to achieve the minimum annual sales as scheduled above, Licensee and Licensor will work in good faith to identify and appoint new, mutually acceptable Sublicensees to assist Licensee achieve these sales objectives.

9.          BREACH. In the event that Licensor determines that Licensee (or a Sublicensee) has failed to fulfill any of its obligations under this Schedule, then Licensor may treat such failure as a material breach of this Agreement.

10.        UPDATES. This Commercialization Plan shall be updated as appropriate by mutual consent of the Parties.

SCHEDULE C

Mears Patent Portfolio

1. Granted and Issued US Patents

No.	Title	Patent No.	Issuance Date	Filing Date
1	Fabry-Perot Laser With Wavelength Control	6,741,624	5/25/04	6/3/2002
2	Method For Making Semiconductor Device Including Band-engineered Superlattice	6,830,964	12/14/04	8/22/2003
3	Method For Making Semiconductor Device Including Band-engineered Superlattice	6,833,294	12/21/04	11/19/2003
4	Method For Making Semiconductor Device Including Band-engineered Superlattice	6,878,576	4/12/05	11/19/2003
5	Semiconductor Device Including Band-engineered Superlattice	6,891,188	5/10/05	11/19/2003
6	Semiconductor Device Including MOSFET Band-engineered Superlattice	6,897,472	5/24/05	8/22/2003
7	Semiconductor Device Including Band-engineered Superlattice	6,927,413	8/9/05	11/19/2003
8	Semiconductor Device Including Band-engineered Superlattice	6,952,018	10/4/05	11/19/2003
9	Semiconductor Device Including Band-engineered Superlattice	6,958,486	10/25/05	8/22/2003
10	Optical Filter Device with Aperiodically Arranged Grating Elements	6,993,222	1/31/06	10/10/2003
11	Method For Making A Semiconductor Device Comprising A Superlattice Channel Vertically Stepped Above Source And Drain Regions	7,018,900	3/28/06	9/14/2004
12	Method For Making Semiconductor Device Including Band-engineered Superlattice	7,033,437	4/25/06	11/19/2003
13	Semiconductor Device Including Band-Engineered Superlattice Having 3/1-5/1 Germanium Layer Structure	7,034,329	4/25/06	11/18/2004
14	Semiconductor Device Including A Superlattice With Regions Defining A Semiconductor Junction	7,045,813	5/16/06	4/1/2005
15	Method For Making Semiconductor Device Including A Superlattice And Adjacent Semiconductor Layer With Doped Regions Defining A Semiconductor	7,045,377	5/16/06	4/1/2005
16	Method For Making A Semiconductor Device Including Band-Engineered Superlattice Having 3/1-5/1 Germanium Layer Structure	7,071,119	7/4/06	11/18/2004
17	Method For Making An Integrated Circuit Comprising A Waveguide Having Energy Band Engineered Superlattice	7,109,052	9/19/06	9/9/2004
18	Configurable Aperiodic Grating Device (formerly; Improvements in and Relating to Gratings)	7,123,792	10/17/06	11/25/2003
19	Method for Making a Semiconductor Device Including a Superlattice Using Intermediate Annealing	7,153,763	12/26/06	5/26/2005
20	FINFET Including a Superlattice	7,202,494	4/10/07	6/28/2006
21	Semiconductor Device Including A Superlattice And Adjacent Semiconductor Layer With Doped Regions Defining A Semiconductor Junction	7,227,174	6/5/07	4/1/2005
22	Method for Making A Semiconductor Device Including A Superlattice With Regions Defining A Semiconductor Junction	7,229,902	6/12/07	4/1/2005
23	Method for Making A Semiconductor Device Including A MOSFET Having Band Engineered Superlattice With A Semiconductor Cap Layer Providing a Channel	7,265,002	9/4/07	1/26/2005
24	Integrated Circuit Comprising A Waveguide Having An Energy Band Engineered Superlattice	7,279,699	10/9/07	9/9/2004
25	Semiconductor Device Comprising A Superlattice With Upper Portions Extending Above Adjacent Upper Portions Of Source And Drain Regions	7,279,701	10/9/07	9/14/2004

1. Granted and issued US Patents (continued)

No.	Title	Patent No.	Issuance Date	Filing Date
26	Method For Making Semiconductor Device Comprising A Superlattice With Upper Portions Extending Above Adjacent Upper Portions of Source and Drain Regions	7,288,457	10/30/07	9/14/2004
27	Semiconductor Device Including MOSFET Having Band-engineered Superlattice	7,303,948	12/4/07	3/26/2005
28	Intergraled Circuit Comprising Active Optical Device With An Energy Band Engineered Superlattice	7,432,524	0/7/2008	9/9/2004
29	Semiconductor Device Comprising A Superlattice Channel Vertically Stepped Above Source And Drain Regions	7,436,026	10/14/08	9/14/2004
30	Semiconductor Device Including A Mosfet Having Band Engineered Superlattice With A Semiconductor Cap Layer Providing a Channel	7,435,988	10/14/08	1/26/2006
31	Method for Making a Semiconductor Device Comprising A Superlattice Dielectric Interface Layer	7,446,002	11/4/08	6/26/2005
32	Electronic Device Comprising Active Optical Device With An Energy Band Engineered Superlattice	7,446,334	11/4/08	9/9/2004
33	Method for Making a Semiconductor Device Having a Semiconductor-On-Insulator (SOI) Configuration and Including a Superlattice on a Thin Semiconductor Layer	7,491,587	2/17/09	6/30/2006
34	Method of Making Semiconductor Device Including Shallow Trench Isolation (STI) with a Superlattice Therebetween	7,514,328	4/7/09	6/20/2006
35	Semiconductor Device Including a Memory Cell with a Negative Differential Resistance (NDR) Device	7,531,850	5/12/09	6/30/2006
36	Semiconductor Device Including a Strained Superlattice Between at least one Pair of Spaced Apart Regions	7,531,828	5/12/09	7/13/2006
37	Method for Making Semiconductor Device Including Regions of Band-Engineered Semiconductor Superlattice to Reduce Device-On Resistance	7,535,041	5/19/09	9/22/2006
38	Method for Making an Electronic Device Including a Poled Superlattice Having a Net Electrical Dipole Moment	7,517,702	4/14/09	12/21/2006
39	Semiconductor Device Including Regions of Band-Engineered Semiconductor Superlattice to Reduce Device-On Resistance	7,531,829	5/12/09	9/22/2006
40	Semiconductor Device Having a Semiconductor-on-Insulator Configuration and a Superlattice	7,586,116	9/8/09	6/5/2006
41	Microelectromechanical Systems (MEMS) Device Including a Superlattice	7,586,165	9/8/09	5/31/2006
42	Semiconductor Device Including a Strained Superlattice and Overlying Stress Layer and Related Methods	7,598,515	10/6/09	7/13/2006
43	Semiconductor Device Including a Strained Superlattice Layer Above a Stress Layer	7,612,366	11/3/09	7/13/2006
44	Method for Making Spintronic Devices with Constrained Spintronic Dopant	7,625,767	12/1/09	3/16/2007
45	Semiconductor Device Icluding a Floating Gate Memory Cell with a Superlattice Channel	7,659,539	2/9/10	6/5/2006

2. Granted and Issued non-US (Rest of World) Patents

COUNTRY CODE KEY:
AU = Australia CA = Canada CH = China EP = European
FI = Finland FR = France GE = Germany GB = Great Britain
IE = Ireland IT = Italy JP = Japan NL = Netherlands
PCT = Patent Cooperation Treaty SE = Sweden TW = Taiwan US = United States

Country	No.	Title	Patent/Pub. No.	Filing Date	Issue/Pub. Date
AWARDED					
GB	1	Aperiodic grating optimisation (base app for 9 divisionals, AKA 4802 GB2-GB10)	2347520	5/21/99	8/13/03
GB	2	A material including a grating having an aperiodic structure	2385713	5/21/99	10/15/03
GB	3	Two and three dimensional aperiodic gratings	2385945	5/21/99	11/5/03
GB	4	A laser with aperiodic grating	2385981	5/21/99	11/5/03
GB	5	A Raman amplifier	2385980	5/21/99	10/29/03
GB	6	Optic Fibre Aperiodic Bragg Grating	2385944	5/21/99	10/29/03
GB	7	A non-linear optical loop mirror	2385941	5/21/99	10/22/03
GB	8	An aperiodically poled non-linear material	2385940	5/21/99	10/22/03
GB	9	A Mach-Zender Interferometer	2385943	5/21/99	11/5/03
EP: FR, GB, GE, IT	10	Wavelength Selective Filter	783713		
TW	11	Semiconductor Device Including Band-engineered Superlattice	1239847	10/29/03	9/11/05
TW	12	Method For Making Semiconductor Device Including Band-engineered Superlattice	1253173	10/29/03	4/11/06
EP: FR, GB, GE, IT, SE	13	Spectral Equaliser	917776	8/7/97	7/8/08
TW	14	Intergrated Circuit Comprising Active Optical Device With An Energy Band Engineered Superlattice and Associated Methods	1282172	9/8/05	6/1/07
AU	15	Semiconductor Device Including Band-engineered Superlattice	2004300355	6/28/04	1/31/08
AU	16	Semiconductor Device Including MOSFET Band-engineered Superlattice	2004300982	6/28/04	3/3/08
EP	17	Semiconductor Device Including MOSFET Band-engineered Superlattice	1644983 B1	6/28/04	10/29/08
TW	18	Semiconductor Device Including MOSFET Band-engineered Superlattice	1297368	10/29/03	6/1/08
AU	19	Method For Making Semiconductor Device Including Band-engineered Superlattice	2004300981	6/28/04	1/31/08
AU	20	Semiconductor Device Including Band-engineered Superlattice	2004301005	6/28/04	1/31/08
JP	21	Fabry-Perot Laser With Wavelength Control	4111279	6/2/03	4/18/08
TW	22	Method For Making Semi. Dev. Including A Superlattice and Adjacent Semiconductor Layer w/ Doped Regions Defining a Semiconductor	1297530	3/30/06	6/1/08
TW	23	Semiconductor Device Including A Superlattice with Regions Defining a Semiconductor Junction	1296441	3/30/06	5/1/08
TW	24	Semiconductor Device Including A Superlattice Having At least One Group of Substantially Undoped Layer	1304262	5/16/06	
TW	25	Method For Making Semiconductor Device Including Shallow Trench Isolation (STI) with a Superlattice Therebetween	1308376	6/20/06	
TW	26	Method For Making Semiconductor Device Including A Band-Engineered Superlattice Using Intermediate Annealing	1309085	6/24/06	4/21/09
TW	27	Microelectromechanical Systems (MEMS) Device Including a Superlattice	1306846	6/1/06	2/21/09
TW	28	Semiconductor Device Including a Superlattice and Adjacent Semiconductor Layer with Doped Regions Defining a Semuconducotr Junction	1303485	3/30/06	11/21/08
TW	29	Method for Making Microelectromechanical Systems (MEMS) Device Including a Superlattice	1306668	6/1/06	2/21/09
TW	30	Semiconductor Device Including Shallow Trench Isolation (STI) with a Superlattice Therebetween	1311374	6/20/06	6/21/09
TW	31	Method for Making a Semiconductor Device Having a Semiconductor-on-Insulator (SOI) Configuration and Including Superlattice on a Thin Semiconductor Layer	1311373	6/30/06	6/21/09
EP	32	Semiconductor Device Including Band-engineered Superlattice	1644984	6/28/04	
EP	33	Semiconductor Device Including Band-engineered Superlattice	1644981	6/28/04	
EP	34	Fabry-Perot Laser With Wavelength Control	1540732	6/2/03	
CA	35	Fabry-Perot Laser With Wavelength Control		6/2/03	NOA